NEWSRELEASE

FOR IMMEDIATE RELEASE
October 27, 2008

Contacts:
Analysts Jay Gould Jack Pargeon	(614) 480-4060 (614) 480-3878	Media Jeri Grier	(614) 480-5413

HUNTINGTON BANCSHARES INCORPORATED
RECEIVES PRELIMINARY APPROVAL TO PARTICIPATE IN THE U.S. TREASURY DEPARMENT’S CAPITAL PURCHASE
PROGRAM

•	Results in $1.4 billion capital investment

•	Lifts Tier 1 and Total Regulatory Capital levels to 11.9% and 15.1%, respectively

•	Provides additional lending and strategic opportunities

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN) announced that the Treasury Department has preliminarily approved its application to participate in its Capital Purchase Program. Participation is subject to standard terms and conditions. As a result, the Treasury Department intends to purchase $1.4 billion of newly issued preferred equity stock. This preferred stock will carry a 5% coupon for five years, and 9% thereafter. In addition, the Treasury Department will receive warrants to purchase shares of Huntington common stock in an amount and price to be determined at the time this investment is made. These warrants will expire in 10 years.

“With this investment, Huntington’s already strong capital position will be strengthened even further,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “This will immediately add about 3 percentage points to our regulatory capital ratios, such that our regulatory Tier 1 and Total Capital ratios, which were 8.9% and 12.1%, respectively, at September 30, 2008, will increase to 11.9% and 15.1%, respectively. These ratios will be significantly above the regulatory ‘well capitalized’ thresholds of 6.0% and 10.0%, respectively. This preliminary approval follows the Treasury Department’s initial announcement approving 9 banks for participation in this program. Being included validates the strength and stability of our company.”

“Though we have remained an active lender during these difficult times, this investment enables us to expand our lending efforts to both existing and new customers throughout our Midwest footprint,” he continued. “It also provides us the capacity to continue our efforts to assist borrowers currently struggling due to the economic downturn in our markets. Further, the capital allows us to give consideration to any strategic opportunities that may arise to expand our franchise through the purchase of weaker banks. Collectively, these activities are expected to provide long-term benefits for our shareholders.”

About Huntington

Huntington Bancshares Incorporated is a $55 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 142 years of serving the financial needs of its customers. Huntington’s banking subsidiary, The Huntington National Bank, provides innovative retail and commercial financial products and services through over 600 regional banking offices in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. Selected financial service activities are also conducted in other states including: Auto Finance and Dealer Services offices in Arizona, Florida, Nevada, New Jersey, New York, Tennessee, and Texas; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Huntington Insurance offers retail and commercial insurance agency services in Ohio, Pennsylvania, Michigan, Indiana, and West Virginia. International banking services are made available through the headquarters office in Columbus, a limited purpose office located in the Cayman Islands, and another located in Hong Kong.

###